DRILL HOLE AND BULK SAMPLE RESULTS – 18 “CHAIN OF CUSTODY”
DRILL HOLE AND 750 POUND BULK SURFACE SAMPLE ANALYSES ON
CLARKDALE SLAG PROJECT

HENDERSON, Nevada (September 20, 2006) – Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”) is pleased to announce that the Company has received Chain of Custody (COC) analysis results from twelve additional drill holes and a 750-pound (lb.) bulk sample taken from the slag pile located on the Company’s Clarkdale Slag Project in Clarkdale, Arizona.

The following composite drill hole and bulk sample analyses have been reported to the Company by Mountain States R&D International (MSRDI):

Summary of Results

Results	Gold Au (opt)	Silver Ag (opt)	Copper Cu (%)	Zinc Zn (%)	Iron Fe (%)

1. 18 Drill Hole Average	0.46	0.13	0.37	2.47	33.1
2. 750 lb Bulk Sample Average	0.42	0.06	0.35	2.88	31.0

1. Drill Hole Results

Drill Hole	Composite Footage	Gold Au (opt)	Silver Ag (opt)	Copper Cu (%)	Zinc Zn (%)	Iron Fe (%)

SD1	0.0 – 55.0	0.210	-	0.70	2.10	32.1
SD2	0.0 – 60.0	0.213	-	0.73	2.13	34.6
SD3	0.0 – 109.0	0.228	-	0.37	2.99	33.4
SD4	0.0 – 80.0	0.190	-	0.39	3.29	32.3
SD5	0.0 – 89.0	0.229	-	0.39	2.29	30.2
SD6	0.0 – 50.0	0.216	-	0.36	3.04	32.5
SD7	0.0 – 111.5	0.667	0.249	0.26	3.10	36.2
SD8	0.0 – 117.5	0.716	0.140	0.29	2.79	33.3
SD9	0.0 – 114.0	0.633	0.153	0.34	2.43	32.7
SD10	0.0 – 112.5	0.669	0.110	0.32	2.57	33.5
SD11	0.0 – 131.0	0.571	0.127	0.32	2.18	33.4
SD12	0.0 – 89.0	0.428	0.109	0.31	1.99	32.1
SD13	0.0 – 127.5	0.590	0.114	0.39	2.86	33.3
SD14	0.0 – 107.5	0.538	0.139	0.36	2.14	33.0
SD15	0.0 – 89.0	0.483	0.143	0.33	1.96	32.8
SD16	0.0 – 118.0	0.633	0.125	0.31	2.49	34.8
SD17	0.0 – 116.0	0.657	0.116	0.30	2.36	35.0
SD18	0.0 – 36.0	0.390	0.070	0.22	1.70	31.3

Average		0.46	0.13	0.37	2.47	33.1

opt (ounces per ton)
(SD1-SD6 were previously released by the Company on April 17, 2006)

MSRDI performed the copper, zinc, and iron analysis using the fusion assay method, followed by atomic absorption. Gold and silver analysis was performed by Arrakis, Inc., under the chain-of-custody of MSRDI, using an acid total digestion method followed by atomic absorption.

2. Surface Bulk Sample Results

Sample	Composite Detail	Gold Au (opt)	Silver Ag (opt)	Copper Cu (%)	Zinc Zn (%)	Iron Fe (%)

SS1B-1	Surface Bulk Sample	0.361	0.285	0.36	3.00	33.8
SS1B-2	Surface Bulk Sample	0.422	ND	0.35	2.80	30.4
SS1B-3	Surface Bulk Sample	0.428	ND	0.33	2.90	30.4
SS1B-4	Surface Bulk Sample	0.444	ND	0.36	2.80	29.8
SS1B-5	Surface Bulk Sample	0.434	ND	0.34	2.90	30.6

Average		0.42	0.06	0.35	2.88	31.0

ND (None Detected)

Under Chain of Custody, MSRDI collected a 4,000 lb. bulk sample comprised of material taken over the entire surface of the 45-acre slag pile. MSRDI milled 750 lbs of this material through the Company’s pilot plant located in Phoenix, Arizona and subsequently performed the copper, zinc, and iron analysis using the fusion assay method, followed by atomic absorption. Gold and silver analysis of the bulk sample was also performed by MSRDI using the fire assay method followed by atomic absorption.

Results Discussion

Dr. Hewlett, consulting metallurgist and project manager for the Clarkdale Slag Project, has completed several hundred tests on the slag material over the past several months, including fire assay, bench and bulk leaches. The above MSRDI results provide further and independent confirmation of his conclusions.

The drilling results are significant because they show that the slag pile is relatively homogenous in metal distribution. The bulk sample results are of particular interest, as the sample size is large and the milling of the sample was performed under COC in the Company’s pilot plant using commercially scalable equipment.

“While these preliminary results are very encouraging, we intend to further substantiate the grade and extractability of the metals by processing several more COC bulk samples through our pilot plant,” stated Ian McNeil, President and Chief Executive Officer of Searchlight Minerals Corp. “We are in the final stages of completing the Minerals Study, which will provide a more accurate estimate of the grade and tonnage of precious and base metals present in the Clarkdale Slag Pile”.

“Meanwhile,” added McNeil, “we will continue to operate our pilot plant in Phoenix, which is designed to establish the efficiency of the metals processing and recovery circuits that are expected to be incorporated into a commercial-scale facility at Clarkdale next year.”

Current Metal Prices

Gold*	$572.90/oz
Silver*	$10.76/oz
Copper*	$3.37/lb
Zinc*	$1.46/lb
Iron	As a saleable product

*At the close of September 19, 2006, from www.kitco.com

Drilling and Sampling Program

Between the fourth quarter of 2005 and the third quarter of 2006, a drilling and sampling program was implemented at the Company’s Clarkdale Slag Project under strict chain-of-custody (COC) sampling by MSRDI. A total of 18 holes comprising more than 1,700 feet were drilled as part of a Minerals Study being conducted by MSRDI on behalf of the Company. MSRDI also obtained a 2-ton bulk sample comprised of samples taken over the 45-acre surface of the slag pile. Approximately 750 lbs. of this sample were subsequently processed at the Company’s pilot plant in Phoenix, AZ.

The Company has retained Dr. Richard F. Hewlett as the Project Manager for its Clarkdale Slag Project. Under the guidance of Dr. Hewlett, the Company contracted MSRDI of Tucson, AZ, to execute a Minerals Study. MSRDI, under the direction of its president, Dr. Roshan Bhappu, PE, has guided the Minerals Study, which will include the processing of additional bulk samples to finalize grade and tonnage.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic minerals exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, which seeks to recover base and precious metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in Jerome, Arizona; and (2) the Searchlight Gold Project, which involves the exploration for precious metals on mining claims near Searchlight, Nevada.

The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project, is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”. For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at:

Ph: (702) 939-5247
Fax: (702) 939-5249
email: ir@searchlightminerals.com

Forward-Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with US securities regulators. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.